Exhibit 10.20

February 6, 2017

Joey Wat

Private and confidential

Dear Joey,

Congratulations!

With the approval of the Board, I am pleased to inform you that you are appointed President and Chief Operating Officer, Yum China, effective February 8, 2017. You will continue to report to the CEO Yum China Holdings, Inc. In your new role, Johnson Huang of General Manager KFC, Peter Kao of PHDI CEO, Jeff Kuai of PHHS BGM, and Alice Wang of VP PA will report directly to you.

In connection with this appointment, the following compensation package will apply to you.

-	Your base salary is increased to USD 750,000 per annum, payable in arrears of 12 equal monthly payments.
-	Your Bonus target pay is increased to 100% of USD 750,000 your new base salary X Individual Performance Rating X Team Factor.
-

You will continue to be eligible to participate in the Company's Long Term Incentive- Stock Appreciation Right (SAR) Program. Grant size and value may change from year to year. Your 2017 LTl SAR grant is USD 3,000,000 (Face Value).

-	In addition, a one-time Restricted Share Unit (RSU) award at USD 2,000,000 economic value will be granted to you. The award will be 100% vested at the 4th-grant anniversary (4-year cliff vest).
-

You will need to attain 20% of the Stock Ownership Guideline each year over a five-year period. You will receive further information on the Yum China Stock Ownership Guideline upon the approval of the Board.

-	There is no change to the other terms and conditions of employment.

On behalf of the Board of Directors, I would like to thank you for your contributions in the past year and look forward to your continuous commitment & leadership in bringing the Company to the next level of success in the years to come.

Yours sincerely,

/s/ Micky Pant
Micky Pant
CEO, Yum China

c.c. Christabel Lo